Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Real Estate Income Fund
333-68948
811-10491

A special meeting of the shareholders
of the Nuveen Real Estate Income
Fund was held on July 26, 2005.

The purpose of the meeting was to
approve
a new investment management
agreement and a new sub-advisory
agreement:

Approval of the new investment
management agreement was reached
as follows:

The number of shares voted in the
affirmative:
26,912,907 and
the number of negative votes:
162,629

Approval of the new sub-advisory
agreement between Nuveen Asset
Management and Security Capital
Research & Management
Incorporated was reached as follows:

The number of shares voted in the
affirmative:
26,916,872 and
the number of negative votes:
166,293

Proxy materials are herein
incorporated by reference
to the SEC filing on June 20, 2005,
under
Conformed Submission Type DEF
14A, accession
number 0000950137-05-007500.